EXHIBIT 99.1

e.spire COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
YEAR TO DATE - SEPTEMBER 30, 1999
($'S IN THOUSANDS)

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
                                     Networks Placed    Networks Placed    Networks Placed    Networks Placed     Networks Placed
                                       in Service         in Service          in Service         in Service         in Service
                                    Prior to 12/31/95     During 1996        During 1997        During 1998        During 1999
                                    -----------------   ---------------    ----------------   ---------------     ---------------
Property, Plant & Equipment             $ 170,896          $ 132,856          $ 177,587          $  62,137          $ 117,757

Revenues                                $  44,082          $  30,065          $  32,252          $   4,257          $     798

EBITDA                                  $   9,100          $   1,074          $  (5,073)         $ (11,185)         $  (5,252)

EBIT                                    $  (1,023)         $  (6,432)         $ (15,400)         $ (14,397)         $  (8,827)

Network Statistics (cumulative)
       Access Lines Installed              40,842             24,181             57,260              9,682                  -
       Fiber Miles                         46,351             40,145             46,355             24,112             17,100
       Route Miles                            766                478                408                152                335
       Buildings Connected                  1,702                930              1,302                210                  1
       Voice Grade Equivalents            771,511            411,750            520,925             70,210                  -
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